                            CERTIFICATE OF AMENDMENT
                                       of
                      RESTATED CERTIFICATE OF INCORPORATION
                                       of
                    STARTEC GLOBAL COMMUNICATIONS CORPORATION

Startec Global Communications  Corporation, a corporation organized and existing under and by virtue of the  General  Corporation  Law of the State of  Delaware,
does hereby certify that:

First:  That  at  a  meeting  of  the  Board  of  Directors  of  Startec  Global
Communications  Corporation,  held on September 13, 2001,  resolutions were duly adopted  setting  forth a proposed  amendment  of the  Restated  Certificate  of
Incorporation of said corporation, declaring said amendments to be advisable and directing  that such  amendment be considered by the  stockholders  at a special meeting of the stockholders of said  corporation.  The resolution  setting forth the proposed amendments is as follows:

     RESOLVED,  that Paragraph (a) of Article IV of the Restated  Certificate of
Incorporation  of the Company be amended by deleting  said  Paragraph (a) in its entirety and substituting in lieu thereof a new Paragraph (a) of Article IV that reads as follows:

     "(a) The total number of shares of capital  stock of all classes  which the
     Corporation  has  authority  to issue is three  hundred and twenty  million
     (320,000,000) shares, three hundred million  (300,000,0000) shares of which are shares of common  stock,  par value one cent ($.01) per share  ("Common
     Stock") and twenty million (20,000,000) shares of which are shares of blank check preferred stock,  par value One Dollar ($1.00) per share  ("Preferred
     Stock").  Of the authorized shares of Preferred Stock, Twenty Five Thousand
     (25,000) shares are designated as Series A Junior  Participating  Preferred
     Stock (the  description  of which is set forth in (c) below).  The Board of
     Directors  may  classify  and  reclassify  in any one or more  respects the preferences,  conversion  or other  rights,  voting  powers,  restrictions, limitations  as to  dividends,  qualifications  or terms or  conditions  of redemption of such shares of stock."

Second:  That  thereafter,  pursuant to resolution of its Board of Directors,  a meeting of the  stockholders  of said  corporation  was duly  called and held on
October 18,  2001,  upon notice in  accordance  with  Section 222 of the General
Corporation  Law of the State of Delaware at which meeting the necessary  number of shares as required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of said  corporation  shall not be reduced  under or by reason  of  said  amendments.  IN  WITNESS  WHEREOF,  said  Startec  Global
     Communications Corporation has caused this certificate to be signed by Ram Mukunda, its authorized officer, this 18th day of October, 2001.

                              By:/s/ Ram Mukunda
                                 ---------------------------------
                                 Ram Mukunda, Chief Executive Officer
                                  and Treasurer